Exhibit 99
[Chesapeake Utilities
Corporation Logo]

FOR IMMEDIATE RELEASE
November 29, 2006
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION ANNOUNCES
PLANNED EXECUTION OF OVER-ALLOTMENT OPTION

DOVER, DE - Chesapeake Utilities Corporation (NYSE: CPK) announced today that on November 27, 2006, Robert W. Baird & Co., lead book-running manager and A.G. Edwards, co-lead manager (the “Underwriters”) gave notification of their intent to exercise the over-allotment option pursuant to the Underwriting Agreement executed by the parties on November 15, 2006. Pursuant to this option, the Underwriters will purchase 90,045 additional shares of the Company’s common stock.

In connection with the Company’s public offering of 600,300 shares of its common stock at a price per share of $30.10, the Company granted the Underwriters a 30-day option, exercisable from the date of the final prospectus supplement on November 15, 2006, to purchase up to an additional 90,045 shares of its common stock at the public offering price less underwriter discounts and commissions.

The Company plans to add the net proceeds of approximately $2.6 million to its general funds to be used to repay a portion of the Company’s short-term debt under unsecured lines of credit. Short-term debt has been used to temporarily finance the Company’s utility expansion projects.

The closing for the over-allotment shares is scheduled for November 30, 2006.

This news release does not constitute an offer to sell or a solicitation of an offer to buy any security, nor will there be any sale of such security in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A copy of the final prospectus supplement can be obtained from Robert W. Baird & Co. Incorporated, Syndicate Department, 777 East Wisconsin Avenue, Milwaukee, WI 53202, or by calling 1-800-RWBAIRD (1-800-792-2473).

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, transmission and marketing, propane distribution and wholesale marketing, advanced information services and other related businesses. Information about Chesapeake’s businesses is available at www.chpk.com.

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FOR MORE INFORMATION:
Michael P. McMasters
Senior Vice President and Chief Financial Officer
302.734.6799

Beth W. Cooper
Vice President, Treasurer and Corporate Secretary
302.734.6022